Press Contact:
Jonathan Korzen
Audible, Inc.
+1(973) 837-2718
jkorzen@audible.com

AUDIBLE, BERTELSMANN'S VERLAGSGRUPPE RANDOM HOUSE, AND HOLTZBRINCK NETWORXS PARTNER ON AUDIBLE SERVICE IN GERMANY

Audible.de to Combine Audible's Technology and Digital Audio Device Compatibility with German Publishers' Content

WAYNE, NJ, U.S.A., August 31, 2004 -- Audible, Inc. (NASDAQ: ADBL) today announced an international venture that will serve German language listeners worldwide. Audible.de is a joint venture between Audible Inc., Verlagsgruppe Random House, and holtzbrinck networxs and is being created to serve Germany and German-language speakers worldwide with digital downloads of audiobooks and other valuable spoken word audio titles.

Audible.de is expected to launch in the fourth quarter of 2004 and will consist of a German language Web site featuring German audio content as well as audible.com's English language content for download. The format and user experience of audible.de will resemble audible.com, offering listeners thousands of hours of German language audiobooks and spoken word titles from German publishers and broadcast partners. All audio titles will be available for secure download to a listener's personal computer and transferable to most MP3 players, burned to audio CDs, or enjoyed through the computer's audio playback system. Audible's AudibleReady® technology platform is compatible with Apple iPods and other MP3 players, palmOne and Pocket PC personal digital assistants, and other devices available to German consumers.

"Audible offers several hundred thousand listeners a superior service by providing a vast content portfolio based on relationships with more than 175 U.S. publishers and unique features such as bookmarking and flexibility of mobile playback on multiple devices or audio CDs," said Martin Weber, Managing Director, holtzbrinck networXs. "We believe the German market, as Audible has proven in the U.S., will be very responsive to this innovative digital media system and service."

"Random House has been a strong supporter of audible.com in the past since it effectively fulfills consumers' needs for easy access to content with authors' and publishers' needs for copyright protection", said Dr. Joerg Pfuhl, CEO of Verlagsgruppe Random House. "We look forward to audible.de opening a new sales channel for audio content in Germany".

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"Audible and its distinguished partners in Germany intend to provide German language listeners with the best audio information, entertainment and education," said Donald Katz, Chairman and CEO, Audible, Inc. "We are particularly proud to partner with Verlagsgruppe Random House and Holtzbrinck — two of Germany's most important media companies — to bring premium digital audio services to the German marketplace."

About Audible, Inc.:
Audible® (www.audible.com®) is the Internet's leading premium spoken audio source. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady® computer-based mobile devices. Audible has 50,000 hours of audio programs from more than 175 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers, and business information providers. Audible.com is Amazon.com's and the Apple iTunes Music Store's pre-eminent provider of spoken word products for downloading or streaming via the Web. Additionally, the Company is strategically aligned with Random House, Inc. in the first-ever imprint to produce spoken word content specifically suited for digital distribution, Random House Audible. Among the Company's key business relationships are Apple Corp., Bertelsmann AG, Creative Labs, holtzbrinck networXs, Hewlett-Packard Company, Microsoft Corporation, palmOne, Inc., PhatNoise Inc., RealNetworks, Inc., Rio Audio, Roxio, Inc., Sony Electronics, Texas Instruments Inc., and VoiceAge Corporation.

About holtzbrinck networXs:
holtzbrinck networxs is the corporate venture capital company belonging to Verlagsgruppe Georg von Holtzbrinck (Rowohlt, S. Fischer; Kiepenheuer & Witsch, Farrar, Straus & Giroux, New York , Henry Holt, New York, Die ZEIT etc.). networxs invests in media companies dealing with technologies such as internet/e-commerce and mobile.

About Verlagsgruppe Random House:
Verlagsgruppe Random House, based in Munich, Germany, is part of Random House, Inc., the leading international group of consumer publishers. Random House, Inc. is a division of Bertelsmann AG.

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The 25 publishing divisions of Verlagsgruppe Random House (amongst them traditional publishing houses such as Goldmann Verlag, Heyne Verlag, Siedler Verlag, and Luchterhand Literaturverlag) publish around 175 new titles per month. They cover a broad spectrum of entertainment, modern and classic literature, as well as a diverse nonfiction program. Amongst its authors are commercial blockbusters such as John Grisham, Stephen King, and Frederick Forsyth; European novelists such as Stefan Heym and Niccolò Amaniti; literary authors such as Christa Wolf, António Lobo Antunes and Hanns-Josef Ortheil; as well as public figures such as Helmut Kissinger and Madeleine Albright.

Audible, www.audible.com, AudibleListener, and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks.

Other product or service names mentioned herein are the trademarks of their respective owners.

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This press release contains information about Audible, Inc. that is not historical fact and may be deemed to contain forward-looking statements about the company. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, Audible's limited operating history, history of losses, uncertain market for its services, and its inability to license or produce compelling audio content and other risks and uncertainties detailed in the company's Securities and Exchange Commission filings.